Exhibit 23.1

LOGO

- Consent of Independent Registered Public Accounting Firm -

The Board of Directors and Stockholders
First Community Bancshares, Inc.

We consent to the incorporation by reference in the registration statements pertaining to the 2004 Omnibus Stock Option Plan (Form S-8, No. 333-120376); the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222); the 1999 Stock Option Plan (Form S-8, 333-31338); the Employee Stock Ownership and Savings Plan (Form S-8, No. 333-63865); Form S-3, No 333-142558; and Form S-3, No 333-148279 of First Community Bancshares, Inc. and Subsidiaries (the “Company”) of our reports dated March 12, 2008, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, which reports appear in the Company’s 2007 Annual Report on Form 10-K.

Asheville, North Carolina
March 12, 2008

LOGO

90